PRICING SUPPLEMENT NO. 236 DATED                        Filed Pursuant to
JULY 6, 2000 TO PROSPECTUS DATED                        Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                     File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                            CMS ENERGY CORPORATION

      General Term Notes (servicemark of J.W. Korth & Company), Series E
                  Due 9 Months to 25 Years from date of issue

             Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:              $ 685,000.00
Original Issue Date (Settlement Date):   July 11, 2000
Stated Maturity Date:                    June 15, 2007
Issue Price to Public:                   100% of Principal Amount
Interest Rate:                           8.750% Per Annum
Interest Payment Dates:                  August 15 and Monthly Thereafter
                                         Commencing August 15, 2000

Survivor's Option:                       [ X ] Yes     [   ] No
Optional Redemption:                     [ X ] Yes     [   ] No

Initial Redemption Date:                 June 15, 2002
Redemption Price:                        Initially 101% of Principal
                                         Amount and 100% after the first
                                         anniversary of the Initial
                                         Redemption Date.

                                         Principal Amount of Notes
             Agent                       Solicited by Each Agent

First of Michigan Corporation            $  - 0 -
Prudential Securities Incorporated       $ 215,000.00
J.J.B. Hilliard, W.L. Lyons, Inc         $ 185,000.00
Raymond James & Associates, Inc          $  35,000.00
J.W. Korth & Company                     $ 250,000.00
             Total                       $ 685,000.00

                                         Per Note Sold by
                                         Agents To Public         Total

Issue Price:                             $   1,000.00         $ 685,000.00
Agent's Discount or Commission:          $       7.00         $   4,795.00
Maximum Dealer's Discount or
  Selling Concession:                    $      18.50         $  12,672.50
Proceeds to the Company:                 $     974.50         $ 667,532.50

CUSIP Number:  12589Q3L8